GRYPHON GOLD OUTLINES PLANS FOR PROPERTIES HELD BY NEVADA EAGLE RESOURCES

January 17, 2008 – Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) announces the near term plans for Nevada Eagle Resources (NER), its wholly owned subsidiary.

Since acquiring NER in August 2007, Gryphon Gold has been refining the business plan for optimizing the value of each of the over 50 properties held in the subsidiary. Gryphon Gold has created three categories for advancing NER properties and affirms its commitment to acquire more properties:

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Leased Properties – These properties are placed with exploration groups that will make annual lease payments to the Company, a commitment to a work program to move toward discovery, and the Company retains a royalty interest.

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Currently, 28 NER properties are leased to third parties generating annual gross revenues of approximately $600,000 per year.

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Joint Venture Properties – These properties are subject to "earn in" type work commitments from qualified partners and Gryphon Gold retains a direct working interest in the property.

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Three properties are under joint venture agreements and additional joint venture agreements are currently under negotiation.

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Properties expected to be 100% developed by Gryphon Gold – including Buckskin North.

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Gryphon Gold reviewed the Buckskin North property and concluded it currently plans to maintain its 100% interest. The property is well located relative to the Borealis property so exploration work can be done efficiently from Gryphon Gold’s Hawthorne field office.

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In 1977 Anaconda Copper Co. drilled several holes producing some interesting and encouraging results, summarized as follows:

Drill Hole	Interval (ft)	Length (ft)***	Gold (oz/t)
D-134*	1021-1037	16	2.76
Including	1021-1024	3	14.20
D-134B	1019-1025	6	0.92
Including**	1019-1022.3	3.3	1.65

*Hole D-134 had several replicate assays; the ‘discovery’ was based on an original value of 15.77 oz/t with an additional assay of 16.18 oz/t which were averaged in the above table.
** These intervals include replicate assays to produce the averages reported.
*** The length of the vertical intercepts may or may not represent true width/thickness.

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The Gryphon Gold discovery team’s review of the past activity at Buckskin North suggests that a small follow-up drill program could identify additional high-grade mineralization.

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All of the NER properties not subject to a lease or joint venture agreement are being reviewed to determine if they should be moved into this category or offered to exploration groups.

Gryphon Gold, through NER, will continue to acquire gold exploration properties in Nevada. Consistent with this objective, NER recently staked the East Walker property.

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East Walker is approximately 12 miles west of the Borealis property. In 1984, Tennaco Minerals Company, (one of the prior operators of the Borealis heap leach mine), drilled six holes and encountered gold mineralization in certain zones which were 5 to 70 feet in length with grades up to 0.042 opt of gold. Horizon Gold conducted work in 1989 that consisted of two shallow trenches across the main east-west zone of anomalous gold values defined by previous work. These trenches exposed 80 continuous feet of mineralization that averaged 0.099 opt of gold and 40 continuous feet of 0.033 opt of gold, respectively (the length of the both above mentioned intercepts may or may not be represent true width/thickness). The two trenches are about 200 feet apart. Gryphon Gold’s discovery team believes that additional work should be done on this property while the Company has a 100% interest.

NER’s portfolio of properties provides Gryphon Gold with gold resources, as well as, exploration potential supported by promising drilling results. This portfolio can be expected to appreciate in value with the appreciation in gold prices.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.2 million (measured and indicated) and 0.6 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified).

The Company has 61.6 million shares outstanding with a cash balance of approximately US $5.5 million as at December 31, 2007. All cash is deposited in bank savings accounts or treasury bills, and the Company has no joint ventures with majors that potentially create derivative or hedge risk.

ON BEHALF OF THE BOARD OF DIRECTORS
TONY KER, CHIEF EXECUTIVE OFFICER
GRYPHON GOLD CORPORATION

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer or Mike Longinotti, Chief Financial Officer by phone: 604-261-2229, or email at tker@gryphongold.com or mlonginotti@gryphongold.com

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to categorizing properties, resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Historical drill results may not be indicative of future results. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.